SALE AND PURCHASE AGREEMENT

         This Sale and Purchase Agreement ("Agreement") dated as of the 12th day of January 2004, by and between Reva, Inc., a Colorado corporation authorized to do business in Texas as I.M. Wireless, Inc. ("Purchaser"), and Regional Wireless Networks, Inc., a Texas corporation ("Seller").

                                  INTRODUCTION

         Seller has heretofore created, operated and maintained a wireless network ("Wireless Network") as an informal division of its business. Seller's Wireless Network consists of certain equipment assets ("Wireless Equipment"), premises leases where the Wireless Equipment is maintained and operated ("Wireless Premises Leases"), wireless service contracts which grant to Seller certain contract rights ("Wireless Contract Rights") as well as imposing certain contractual obligations associated with Seller's Wireless Network business, certain inventory of wireless equipment held for installation at customer and Seller Wireless location ("Wireless Inventory") and certain intangible assets of Seller' Wireless Network ("Wireless Intangible Assets"), all of which is referred to as Seller's ("Wireless Network Assets"). Seller desires to sell and Purchaser desires to purchase Seller's Wireless Network Assets on the terms and conditions set forth in this Agreement.

         In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1
                                      SALE

1.01 Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase or accept from Seller, all of the Wireless Network Assets of Seller, including the following:

         (a) All of Seller's Wireless Premises Leases, including all rights and interests in, to and under the real estate leases, all of which are described on Exhibit 1, attached to and incorporated fully into this Agreement;
         (b) All of Seller's Wireless Equipment, including all furniture, fixtures, equipment, supplies, and other items described on
                  Exhibit 2, attached to and incorporated fully into this Agreement, and all sundry items of a like character that, although not described on Exhibit 2, are owned by Seller and are used in Seller's Wireless Network and situated on or about the Wireless Network Premises.
         (c) All of Seller's Wireless Inventory, on Seller's business premises as of November 1, 2003.
         (d) All of Seller's Wireless Intangible Assets associated with or used in connection with Seller's Wireless Network:

                  (i) The domain names and trade names listed on Exhibit 3, attached to and incorporated fully into this Agreement.
                  (ii) All trademarks, service marks, copyrights, and trade names, domain names whether or not listed on Exhibit 3.
                  (iii) All right, title, and interest of Seller in and to the name Regional Wireless Networks, or any variant of the name.
                  (iv) All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of Seller relating to any of the assets sold to Purchaser pursuant to this Agreement, including but not limited to: Wireless Network related customer lists, supplier lists, distributor lists, purchase and sales records, blueprints, specifications, maintenance records, operating.
                  (v) All permits, licenses, franchises, consents, authorities, special authorities, and other similar acts of any government body (federal, state, local, or foreign) held by Seller on behalf of Seller for its Wireless Network business that may lawfully be assigned or transferred, subject to any action by such body that may be required in connection with such assignment or transfer.

         (e) All of Seller's Wireless Contract Rights, including wireless service contracts and all rights and claims to refunds and adjustments of any kind owned by Seller arising from its Wireless Network business.

                             Consideration for Sale

1.02 In consideration of the sale and transfer of the assets of Seller and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall pay to Seller $105,000.00 (One hundred five thousand dollars and no cents). The cash consideration shall be paid as follows:

         (a)      $25,000.00 on October 8, 2003;
         (b)      $25.000.00 on February 2, 2004;
         (c)      $25,000.00 on February 23, 2004; and
         (d)      $30,000.00 on March 8, 2004.

         If any installment becomes overdue for more than ten (10) days, at Seller's option a late payment charge of five percent (5%) of the amount due may be charged in order to defray the expense of handling the delinquent payment.

         At Closing, Purchaser shall deliver to Seller a restricted common stock certificate equal to $190,000.00, based upon lowest trading price in previous 90 days multiplied by the required number of shares to equal $190,000.00 ($0.03 as of January 9, 2004). (No fractional shares will be issued.) The common stock certificate will be restricted for one year pursuant to Securities and Exchange Commission Rule 144. Purchaser shall assume on the Closing Date duties and obligations of Seller pursuant to the contracts, agreements, and leases describ-ed on Exhibit 1. The parties agree that the purchase price shall be allocated as set forth in Exhibit 4 to this Agreement and that the allocation shall be used by the parties in reporting the transaction contemplated by this Agreement for federal and tax purposes.

         Before February 27, 2004 Buyer will deliver to Seller an appraisal of the fair market value of assets sold pursuant to this Agreement. Based upon the appraisal, the total cash consideration will be adjusted up or down by no more than twenty-five percent (25%) of the total cash consideration. The adjustment shall be reflected in the March 8, 2004 final cash payment.

                                     Closing

1.03 The parties agree to use their best efforts to consummate this transaction ("Closing"). The Closing shall take place at the offices of the Purchaser located at 212- Oak Street, Roanoke, Texas, on February 2, 2004, or at such other time, date, and place mutually agreed upon in writing by Seller and Purchaser ("Closing Date").

                                    ARTICLE 2
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

                                  Organization

2.01 Seller is a corporation duly organized, validly existing, and in good standing under the laws of Texas and is qualified to do business in the jurisdictions set forth in Exhibit 5 attached to this Agreement. Seller has all requisite power and authority to own, operate, and carry on its business as now being conducted.

                                      Taxes

2.02 All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments ("Taxes") that are due and payable by Seller or on behalf of Seller have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Seller or require payment by Seller, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Seller have been properly accrued on the balance sheets of Seller. Seller has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code.

No unexpired waiver executed by or on behalf of Seller with respect to any Taxes is in effect.

                              Real Property Leases

2.03 Exhibit 6, which is attached to this Agreement contains a description of all Wireless Network Premises upon which is located Sellers Wireless Network Equipment. All of the Wireless Network Premises leases are valid and in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these lease agreements. The zoning of each parcel of property described in Exhibit 1 permits the presently existing improvements and the continuation of Seller's business presently being conducted on such parcel. Seller is not aware of any enacted or proposed changes to such zoning.

                                   Inventories

2.04 All inventories of wireless equipment owned by Seller ("Wireless Inventory") consist of items of a quality and quantity usable and saleable in the ordinary course of business by Company and are of the stated value on November 1, 2003 provided by Seller to Purchaser in Exhibit 7 attached to this Agreement. All items included in the Wireless Inventory are the property of Company. No items included in the Wireless Inventory have been pledged as collateral or are held by Company on consignment from others. All of the Wireless Inventory items are substantially free of defects.

                           Wireless Network Equipment

2.05 The equipment, furniture, and other personal property described in Exhibit 2 attached to this Agreement constitute all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with Seller's Wireless Network business. Except as stated in Exhibit 2, no personal property used by Seller in connection with its Wireless Network business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than in the possession of Seller.

                            Other Intangible Property

2.06 Exhibit 8 attached to this Agreement is a true and complete list of all Wireless Network Intangible Assets, other than those specifically referred to elsewhere in this Agreement, and the location of evidences of title to such intangible assets.

                         Title to Assets and Properties

2.07 Seller has good and marketable title to all of its Wireless Network Assets and properties, tangible and intangible, that are material to Seller's wireless network business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Seller's Wireless Network business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

         (a)      The lien of current Taxes not yet due and payable.

         (b) Possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the assets and properties nor materially impair business operations.

         All tangible personal property of Seller's Wireless Network business are in good operating condition and repair, ordinary wear and tear excepted. Seller is in possession of all premises leased to Seller from others. Except as set forth in the appropriate Exhibit listing such assets, no officer, director, or employee of Seller, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased by Seller or in any copyrights, patents, trademarks, trade names, or trade secrets licensed by Seller. Seller does not occupy any real property in violation of any law, regulation, or decree that would materially adversely affect its business or future prospects.

                               Customers and Sale

2.08 Exhibit 9 attached to this Agreement is a list (correct and current as of its date) of all wireless network customers of Seller together with summaries of the sales made to each customer during the most recent month. Except as indicated in Exhibit 9, Seller has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Seller or to materially alter the amount of the business that they are presently doing with Seller.

                                    Contracts

2.09 Exhibit 11 attached to this Agreement contains true and correct lists, with copies when available, of all oral and written wireless service contracts or arrangements obligating Seller, including without limitation, copies of standard form ISP and customer contracts. Purchaser shall have the right to review any contract upon request. Except as set forth in Exhibit 11, Seller is not a party to, nor are Seller's Wireless Network Assets and properties bound by, any distributor's or manufacturer's representative, agency agreement, output or requirements agreement, agreement not entered into in the ordinary course of business, indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount. There is no default or event that with notice, lapse of time, or both will constitute a default by any party to any of the material contracts listed in Exhibit 11. Seller has not received any notice that any party to any of the contracts listed in Exhibit 11 intends to cancel or terminate any of the contracts or to exercise or not exercise any options under any of the contracts. Seller is not a party to, nor are Seller's assets or properties bound by, any contract that is materially adverse to the business, property, or financial condition of Seller.

                              Laws and Regulations

2.10 Seller is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

                                   Litigation

2.11 There are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Seller or any of the assets, properties, or busines's of Seller or any of Seller's officers, directors, employees, or stockholders that will materially adversely affect Seller, its assets, properties, or business.

                               Business Operations

2.12 The Wireless Network business operations of Seller are and have been for the past five years, or since inception, in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Seller's business and future prospects.

                                    Authority

2.13 Seller has full power and authority to execute, deliver, and/or consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller to consummate the transaction contemplated by this Agreement.

                                 Full Disclosure

2.14 No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

                                     Brokers

2.15 Neither Seller, nor any of Seller's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Seller's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 3

                         PURCHASER'S REPRESENTATIONS AND
                                   WARRANTIES

                Purchaser represents and warrants to Seller that:

                                    Authority

3.01 Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

                                     Broker

3.02 Neither Purchaser, nor any of Purchaser's officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

                     Organization and Standing of Purchaser

3.03 Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado, Texas, and Virginia with corporate power to own property and carry on its business as it is now being conducted.

                                    ARTICLE 4
                                    COVENANTS

Seller covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Seller will and will cause Seller to:

                               Business Operations

4.01 Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting.

                      Maintenance of Assets and Properties

4.02 Maintain all tangible assets and properties of Seller in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

                                Absence of Liens

4.03 Not sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the assets of properties of Seller, other than in the normal course of business, without the prior written approval of Purchaser.

                            Preservation of Business

4.04 Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with Seller's business requirements.

                       Preservation of Customer Relations

4.05 Use its best efforts to preserve intact the present customers of Seller and the goodwill of all customers and others with respect to the business.

                           Performance of Obligations

4.06 Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Seller's Wireless Network customers, business, properties, and assets.

                           Notification of Litigation

4.07 Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving Seller or its personnel that could adversely affect Seller.

                          Maintain Existing Agreements

4.08 Not modify, amend, cancel, or terminate any of Seller's Wireless network existing contracts or agreements, or agree to do so.

                                 Obtain Consents

4.09 As soon as reasonably practical after the execution of this Agreement and in any event before the Closing Date, obtain the written consents of all persons described in Exhibit 14 and furnish to Purchaser copies of the consents.

                     Provide Sales and Use Tax Certificates

4.10 Furnish to Purchaser clearance certificates from the appropriate agencies in all states where Seller is qualified to do business and such evidence that Purchaser may reasonably request to reflect that all sales, use, and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Seller.

                              Provide UCC Clearance

4.11 Deliver to Purchaser a Business and Commerce Code search report issued by the Secretary of State in each state where Seller owns personal property and dated as .of a date not more than 10 days before the Closing Date. The report must indicate that there are no filings under the UCC on file with the Secretary of State that name Seller as debtor or otherwise indicate any lien on the assets and properties of Seller, except for the liens otherwise disclosed in this Agreement.

                                    ARTICLE 5

                      CONDITIONS TO PURCHASER'S OBLIGATION
                                    TO CLOSE

The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

                         Representations and Warranties

5.01 Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

                           Compliance With Conditions

5.02 Seller shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by Seller.

                               Suit or Proceeding

5.03 No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

                        Corporate, and Stockholder Action

5.04 All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Seller. Purchaser shall receive copies of all appropriate resolutions of Seller's board of directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

                              Consulting Agreements

5.05 The individual identified in Exhibit 15 attached to this Agreement shall execute and deliver to Purchaser a consulting agreement with Purchaser substantially in the form set forth in Exhibit 15.

                    Confidentiality and Noncompete Agreements

5.06 All key employees of Seller, as identified by Purchaser and Seller, shall execute and deliver to Purchaser a confidentiality and noncompetition agreement in substantially the form attached to this Agreement as Exhibit 16.

                                    ARTICLE 6
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.

                                Corporate Action

6.01 Purchaser shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.

                              Government Approvals

6.02 All necessary government approvals regarding this transaction shall be received prior to the Closing Date, in substantially the form applied for and to the reasonable satisfaction of Purchaser and its counsel.

                                    ARTICLE 7
                       PARTIES' OBLIGATIONS AT THE CLOSING

                       Seller's Obligations at the Closing

7.01 At the Closing, Seller shall execute, if appropriate, and shall deliver to
Purchaser:

         (a) A bill of sale in a form acceptable to Purchaser sufficient to convey to Purchaser all rights, title, and interest in and to all of the fixtures, equipment, and items of personalty being sold to Purchaser under the terms of this Agreement.
         (b) One or more instruments of assignment in a form acceptable to Purchaser assigning to Purchaser the exclusive rights to: all contract rights, leases, accounts, receivable, copyrights, pending copyright applications, patents, and pending patent applications in the name Regional Wireless Networks, Inc. and all trade secrets of Seller being sold to Purchaser under the terms of this Agreement.
         (c) All documentation in the possession of Seller necessary to operate and to use all assets being sold to Purchaser in this Agreement.

                        Purchaser's Obligation at Closing

7.02 At the Closing, Purchaser shall deliver to Seller against delivery of the items specified in Paragraph 7.01 above, a restricted stock certificate representing Reva, Inc. common stock with the value of $190,000.00 based on lowest trading price of the previous 90 days (currently 6,333,333 shares as of January 9, 2004 based on $0.03 per share).

                                    ARTICLE 8
             SELLER'S AND PURCHASER'S OBLIGATIONS AFTER THE CLOSING

                            Preservation of Goodwill

8.01 Following the Closing Date, Seller will restrict its activities so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

                                 Change of Name

8.02 Seller agrees that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of Regional Wireless Networks or any variation of the name. Seller also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing Seller's name or any variant of the name, that Seller has previously filed.

                                Access to Records

8.03 From and after the Closing Date, Seller shall allow Purchaser and its counsel, accountants, and other representatives access to records relating to the Wireless Network that are, after the Closing Date, in the custody or control of Seller. Seller shall give access as Purchaser reasonably requires in order to comply with its obligations under law or when reasonably necessary for the business operations of Seller.

                     Nonsolicitation of Employees by Seller

8.04 Prior to the third anniversary, of the Closing Date, Seller shall not solicit any employee of Purchaser or any employee of Seller retained by Purchaser after the C losing Date to leave employment with Purchaser.

                    Nonsolicitation of Employees by Purchaser

8.05 Prior to the third anniversary of the Closing Date, Purchaser shall not solicit any employee of Seller after the Closing Date to leave employment with Seller.

                                    ARTICLE 9
                                 INDEMNIFICATION

                     Covenant to Indemnify and Hold Harmless

9.01 Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser and Seller from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), other than those Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which Purchaser or Seller may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser and Seller, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

                  Notification and Defense of Claims or Actions

9.02 When Purchaser proposes to assert the right to be indemnified under this
Article 9 with respect to third-party claims, actions, suits, or proceedings, Purchaser shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of all papers served or received. On receipt of the notice, Seller shall have the right to direct the defense of the matter, but Purchaser shall be entitled to participate in the defense and, to the extent that Purchaser desires, to jointly direct the defense with Seller with counsel mutually satisfactory to Purchaser and Seller, at Seller's expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of. Purchaser's counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser's counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in the Article 9 that is effected without their consent.

                                   ARTICLE 10
                               GENERAL PROVISIONS

             Survival of Representations, Warranties, and Covenants

10.01 The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for the period of time set forth in this Agreement.

                                     Notices

10.02 All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Seller: Regional Wireless Networks, Inc., 705 8th Street, Ste. 1000, Wichita Falls, Texas 76301

If to Purchaser: Reva, Inc. dba I.M. Wireless, Inc., 212-A Oak Street, Roanoke, Texas

                             Assignment of Agreement

10.03 This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

                                  Governing Law

10.04 This Agreement shall be construed and governed by the laws of the state of Texas.

                               Amendments; Waiver

10.05 This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

                                Entire Agreement

10.06 This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is

(a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

                            Termination of Agreement

10.07 In the event this Agreement is not Closed by February 6, 2004, then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

Signed on January 12, 2004


                                        REVA., INC. DBA I.M. WIRELESS, INC.


                                        By:  /s/ James E. Ontiveros
                                             -----------------------------------


                                        Printed Name:  James E. Ontiveros



                                        NETESSENTIALS, INC.


                                        By:  /s/ Cameron Deal
                                             -----------------------------------

                                        Printed Name:  Cameron Deal